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                                                                 Exhibit 11.1

PAYLESS CASHWAYS, INC. AND SUBSIDIARY

COMPUTATION OF PER SHARE EARNINGS (LOSS)
- ---------------------------------------

(In thousands, except per share amounts)


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

                                                                 Quarter Ended                         Year Ended
                                                        --------------------------------     --------------------------------
                                                           May 27,             May 28,          May 27,             May 28,
                                                            1995                1994             1995                1994
                                                        ------------        ------------     ------------        ------------

PRIMARY
- -------

Net income                                              $   4,613          $  17,011         $     749          $  16,330

 Less:
      Preferred stock dividends                            (1,368)            (1,264)           (2,709)            (2,503)
                                                        ----------         ----------        ----------         ----------

Net income (loss) available to common shareholders      $   3,245          $  15,747         $  (1,960)         $  13,827
                                                        ----------         ----------        ----------         ----------
Weighted average common and dilutive common
     equivalent shares outstanding                         40,092             41,013            39,896  (1)        40,321
                                                        ----------         ----------        ----------         ----------

Net income (loss) per common share                      $     .08          $     .38         $    (.05)         $     .34
                                                        ==========         ==========        ==========         ==========




FULLY DILUTED
- -------------

Net income                                              $   4,613          $  17,011         $     749          $  16,330

 Less:
      Preferred stock dividends                            (1,368)                --            (2,709)                --
                                                        ----------         ----------        ----------         ----------

Net income (loss) available to common shareholders      $   3,245          $  17,011         $  (1,960)         $  16,330
                                                        ----------         ----------        ----------         ----------

Weighted average common and dilutive common
     equivalent shares outstanding                         40,092             43,449            39,896  (1)        41,539
                                                        ----------         ----------        ----------         ----------

Net income (loss) per common share                      $     .08          $     .39         $    (.05)         $     .39
                                                        ==========         ==========        ==========         ==========



(1) Due to a loss being incurred for the period, dilutive common equivalent shares have not been computed as the resulting earnings per share would be antidilutive.

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